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                                                                EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

Contact:   Denise Gilbert                                 Dayna Wheeler
           Chief Financial Officer                        Investor Relations
           (650) 845-4515                                 (650) 845-4589


                      INCYTE ADOPTS STOCKHOLDER RIGHTS PLAN

Palo Alto, California, September 28, 1998 -- Incyte Pharmaceuticals Inc. (Nasdaq: INCY) today announced that its Board of Directors adopted a Stockholder Rights Plan that is designed to strengthen the ability of the Board of Directors to protect Incyte's stockholders and other stakeholders.

To implement the plan, Incyte's Board of Directors declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Incyte Common Stock held of record at the close of business on October 13, 1998. Each Right represents a contingent right to purchase, under certain circumstances, a fractional share of a newly created series of Incyte preferred stock.

The Rights would become exercisable and trade independently from Incyte Common Stock upon the public announcement of the acquisition by a person or group of 15 percent or more of Incyte's Common Stock, or ten days after commencement of a tender or exchange offer for Incyte Common Stock that would result in the acquisition of 15 percent or more of Incyte's Common Stock.

The Rights expire September 25, 2008 unless redeemed earlier by Incyte's Board of Directors. The Rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, but thereafter only in limited circumstances. The Rights distribution will not be taxable to stockholders.

The rights plan is designed to protect Incyte stockholders against abusive or coercive takeover tactics and takeover tactics not in the best interests of Incyte and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interests of Incyte and its stockholders. Details of the rights plan will be contained in a letter to be mailed to Incyte's stockholders.

Incyte Pharmaceuticals, Inc. is a leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. The Incyte General division develops and markets gene discovery and expression products -- including databases, genomic data management software, microarray-based gene expression services, and related reagents -- enabling the pharmaceutical industry to identify new targets and pathways for


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drug discovery and development. The Incyte Genetics division will provide databases, bioinformatics, and services relating to sequencing and mapping the human genome and identifying gene sequence variation, enabling the pharmaceutical industry to utilize pharmacogenetics as an integral part of pharmaceutical discovery and development. For more information, visit Incyte's web site at www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. These forward-looking statements speak only as of the date hereof. Incyte disclaims any intent or obligation to update these forward-looking statements.

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